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Exhibit 10.43

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

U.S. LICENSE AGREEMENT FOR LEVOCETIRIZINE

BETWEEN
UCB S.A., having its registered office at Allée de la Recherche, 60, 1070 Brussels, Belgium, acting in its own name and on behalf of its AFFILIATES, hereinafter "UCB", on the one hand,

AND
SEPRACOR INC., having its registered office at 84 Waterford Drive, Marlborough, MA 01752, USA, hereinafter "SEPRACOR", on the other hand, (individually a Party and collectively the Parties)

WITNESSETH:

        WHEREAS, SEPRACOR owns patents relating to Levocetirizine;

        WHEREAS, UCB has expertise and resources in manufacturing, marketing, distribution and management of pharmaceutical products (more particularly in the field of respiratory diseases) and owns patents relating to Cetirizine and Levocetirizine; and

        WHEREAS, UCB desires to obtain an exclusive license under SEPRACOR's patents to manufacture, promote, distribute and sell pharmaceutical products containing Levocetirizine subject to the terms and conditions herein set forth and SEPRACOR is willing to grant said license.

        NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1—DEFINITIONS

        For purposes of this Agreement, initially capitalized terms used in this Agreement, whether used in the singular or plural, shall have the following meanings, unless the context clearly requires otherwise:

1.1
"ACTIVE INGREDIENT" means the pharmaceutical compound (-) Cetirizine, also known as Levocetirizine, or (-) [2-[4-[(4-Chlorophenyl)phenylmethyl]-1-piperazinyl]ethoxy]a cetic acid, including pharmaceutically acceptable salts and esters thereof. For the avoidance of any doubt, the parties expressly agree that racemic Cetirizine is not included within the definition of ACTIVE INGREDIENT.

1.2
"AFFILIATE" shall mean, as to a party to this Agreement, any corporation or non-corporate business entity which controls, is controlled by, or is under common control with such party. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (a) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (b) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.3
"CALENDAR QUARTER" shall mean a three (3) month period ending on March 31, June 30, September 30, and December 31 of each year.

1.4
"COMBINATION PRODUCT" means any PRODUCT containing ACTIVE INGREDIENT and a leukotriene inhibitor and/or a decongestant.

1.5
"MARKETING YEAR" means each calendar year during the term of this Agreement, provided that the first MARKETING YEAR shall begin on the first day of the month during which UCB first invoices PRODUCT in the TERRITORY and shall end on December 31 of the same year, and the last MARKETING YEAR shall begin on the last January 1 during the term of this Agreement and shall end upon its expiration or termination.

1.6
"MARKET SALES" means the sales of PRODUCT invoiced to an independent third party by UCB or by any of its sublicensees or AFFILIATE in the TERRITORY for all therapeutic indications. For the avoidance of doubt, in the event that sales of PRODUCT are invoiced by UCB to its AFFILIATES or sublicensees in the TERRITORY, such sales shall not be included in the MARKET SALES; rather, MARKET SALES shall include the invoiced sale by UCB AFFILIATES or sublicensee(s) to their customers.

1.7
"MONO-PRODUCT" means any PRODUCT containing the ACTIVE INGREDIENT as its sole pharmaceutically active substance.

1.8
"NET SALES" means the net value of MARKET SALES, being the gross amount minus (i) customary trade, quantity and cash discounts, rebates and chargebacks (including without limitation Medicaid rebates and product specific rebates to pharmacy benefit managers, HMO's and other managed care and healthcare organizations) actually allowed and taken (ii) allowance for credits actually given to customers for rejected, or returned products, (iii) costs of freight and insurance, if same are included in the gross amount invoiced and (iv) value added tax, sales tax, excise taxes, duties or other governmental charges, if same are included in the gross amount invoiced.

1.9
"PRODUCT" means any pharmaceutical product containing the ACTIVE INGREDIENT as an active substance. PRODUCT shall include MONO-PRODUCT and COMBINATION PRODUCT.

1.10
"SEPRACOR KNOW-HOW" shall mean information which (i) as of the effective date hereof, is a trade secret in the sole possession of SEPRACOR, which relates specifically to the manufacture, sale, distribution, registration, use or testing of ACTIVE INGREDIENT or PRODUCT, or (ii) hereafter, during the term of this Agreement, is developed or acquired or used by SEPRACOR as a trade secret and which relates specifically to the manufacture, sale, distribution, registration, use or testing of ACTIVE INGREDIENT or PRODUCT.

1.11
"SEPRACOR PATENT(S)" means the patents and patent applications in the TERRITORY listed in Schedules 1.11(a) SEPRACOR BASIC PATENT and 1.11(b) SEPRACOR COMBINATION PATENTSattached hereto, together with continuations, continuations in part, divisionals and reissues thereof in the TERRITORY, and any extensions of the foregoing.

1.12
"TERRITORY" means the United States (including Puerto Rico).

ARTICLE 2—OBJECT OF THE AGREEMENT

        2.1    Grant of license    Subject to the terms and conditions of this Agreement, SEPRACOR hereby grants UCB, and UCB hereby accepts, (a) an exclusive license, including the right to sublicense, within the TERRITORY, under SEPRACOR PATENTS to manufacture, have manufactured, use, promote, co-promote, distribute, offer for sale, sell or import PRODUCT in the TERRITORY, and (b) a nonexclusive license in the TERRITORY, including the right to sublicense within the TERRITORY, under SEPRACOR KNOW-HOW, to manufacture, have manufactured, use, promote, distribute, offer for sale, sell or import PRODUCT.

        2.2    SEPRACOR KNOW-HOW    Promptly upon execution of this Agreement and throughout the term hereof SEPRACOR shall disclose to UCB the SEPRACOR KNOW-HOW. At UCB's request, SEPRACOR shall request in writing from third parties towards which it may be bound by confidentiality obligations (if any) their consent to the disclosure, by SEPRACOR to UCB and its sublicensees, if any, of SEPRACOR KNOW-HOW.

        2.3    Trademark    UCB shall be free to select the trademark for the sale and marketing of PRODUCT in the TERRITORY; no rights in such trademark shall vest in or inure to the benefit of SEPRACOR.

        2.4    PRODUCT Registration

  (a)
  UCB shall, in its sole discretion, and at its sole expense, use reasonable efforts to obtain marketing approval from the U.S. Food and Drug Administration ("FDA") to sell and promote MONO-PRODUCT in the TERRITORY;

  (b)
  UCB shall be responsible for conducting, to the extent UCB deems appropriate and at UCB's sole expense, clinical trials with the ACTIVE INGREDIENT and interacting with the FDA to obtain marketing registration for PRODUCT.

        2.5    Development Reports    UCB shall keep SEPRACOR generally advised within forty-five (45) days of the end of the second and fourth CALENDAR QUARTERS of each year, of the status of its development program for PRODUCT and discussions with the FDA regarding the registration of the PRODUCT until such time as UCB obtains marketing approval from the FDA for the MONO-PRODUCT. It is understood that UCB will not be required to disclose detailed information or confidential data to SEPRACOR relating to UCB's development programs or discussion with the FDA or UCB's regulatory filings.

ARTICLE 3—ROYALTIES

        3.1    Calculation

  (a)
  In partial consideration for granting the license pursuant to Section 2.1 of this Agreement, UCB shall pay to SEPRACOR a running royalty at the rate of [**]percent ([**]%) of the total NET SALES of MONO-PRODUCT. Royalties under this Section 3.1(a) shall be payable until the earlier of (i) such time as all of the SEPRACOR PATENTS covering MONO-PRODUCT(S) and licensed hereunder expire, are held invalid or unenforceable by a United States Federal District Court or by a United States Court of Appeals (whichever comes first) in a decision unappealable or not appealed in the time allowed for appeal, and/or (ii) such time as MONO-PRODUCT is introduced in the Territory by a Third Party not authorized by UCB. Thereafter, in the event that all MONO-PRODUCTS not authorized by UCB are removed from the market as a consequence of enforcement of SEPRACOR PATENTS, the royalty obligation of this Section 3.1(a) shall recommence until such time as an unauthorized MONO-PRODUCT is once again introduced in the Territory.

  (b)
  In partial consideration for granting the license pursuant to Section 2.1 of this Agreement, UCB shall pay to SEPRACOR, on a product-by-product basis, a running royalty at the rate of [**]percent ([**]%) of the total NET SALES of COMBINATION PRODUCT. Royalties under this Section 3.1(b) shall be payable on a product-by-product basis until the earlier of (i) such time as all of the SEPRACOR PATENTS covering such COMBINATION PRODUCT and licensed hereunder expire, are held invalid or unenforceable by a United States Federal District Court or by a United States Court of Appeals (whichever comes first) in a decision unappealable or not appealed in the time allowed for appeal, and/or (ii) such time as such COMBINATION PRODUCT is introduced in the TERRITORY by a Third Party not authorized by UCB. Thereafter, in the event that such COMBINATION PRODUCT not authorized by UCB is removed from the market as a consequence of enforcement of SEPRACOR PATENTS, the royalty obligation of this Section 3.1(b) shall recommence as to that COMBINATION PRODUCT until such time as said unauthorized COMBINATION PRODUCT is once again introduced in the Territory.

        3.2    Financial Reporting    UCB shall provide a report in writing to SEPRACOR within forty-five (45) days of the end of each CALENDAR QUARTER which will set forth the NET SALES for the considered CALENDAR QUARTER and the detailed calculation of the royalties due to SEPRACOR pursuant to Section 3.1 for the same period.

        3.3    Terms of payment    At the same time as the report required under Section 3.2 above, UCB shall pay to SEPRACOR at its address set forth in Section 3.7 below, the full amount of royalties due as per Section 3.1 hereabove for the said period. At the end of each MARKETING YEAR, UCB shall reconcile the amount of royalty due to SEPRACOR against the actual amounts paid for the MARKETING YEAR concerned. In case of underpayment by UCB, UCB shall promptly pay the difference; in case of overpayment by UCB, UCB shall be entitled to payment from SEPRACOR or offset the difference against the royalties due for the next CALENDAR QUARTER. Any such payment shall be made in U.S. Dollars.

        3.4    Taxes    All royalties to be paid to SEPRACOR by UCB pursuant to this Agreement shall be paid after deduction of the withholding taxes lawfully imposed thereon, which taxes shall be paid by UCB for the account of SEPRACOR; provided that UCB shall upon request supply SEPRACOR with original or certified copies of official certificates stating that the aforesaid taxes have been actually paid for the account of SEPRACOR. The previous sentence notwithstanding, the parties hereto will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law, in order to enable UCB to make such payments to SEPRACOR without any deduction or withholding.

        3.5    Records

  (a)
  UCB shall keep and maintain, and shall cause its AFFILIATES, sublicensees and assigns to keep and maintain, complete and accurate records and books of account in sufficient detail and form so as to enable royalties to be determined, including but not limited to, true and accurate records of sales of PRODUCT and calculations of NET SALES and royalties. SEPRACOR shall have the right to audit the records of UCB at its own expense using a nationally recognized firm of independent certified accountants. Such accountants will have access on reasonable notice to UCB and its AFFILIATES and sublicensees' records during reasonable business hours for the purpose of verifying royalties. Notwithstanding the foregoing, this right may not be exercised more than once in any calendar year, and once a calendar year is audited it may not be reaudited, and said accountant shall disclose to SEPRACOR and UCB only information relating solely to the accuracy of the reports provided to SEPRACOR and the payments made to SEPRACOR under this Agreement.

  (b)
  Any adjustment required as a result of an audit conducted under this Section 3.5 shall be made within forty-five (45) days after the date on which the accountant conducting the audit issues a written report to SEPRACOR and UCB containing the results of the audit. If any underpayment by UCB is greater than ten percent (10%) of the amount previously paid to SEPRACOR for the relevant quarter, the costs and expenses of the audit shall be paid for by UCB. In the case of overpayment, UCB may, at its option, offset royalties and interest (if any) payable to SEPRACOR by the amount of the overpayment, but otherwise SEPRACOR shall remit any such overpayment to UCB.

  (c)
  UCB shall have the right to contest the accountants' results. If the parties cannot reconcile their differences, the parties agree to have the issue resolved by a mutually acceptable third party accounting expert. The non-prevailing party, as determined by the expert, shall be liable for the cost of the proceeding and, if bad faith, gross negligence or intentional misconduct on the part of UCB is found by the expert, the expert may impose the whole or partial cost of the audit on UCB. If the expert finds that SEPRACOR pursued a frivolous claim, the expert may require SEPRACOR to pay all legal costs and expenses.

        3.6    No part of any amount payable to SEPRACOR under this Agreement may be reduced due to any counterclaim, set-off, adjustment or other right which UCB might have against SEPRACOR, any other party or otherwise, except as expressly stated to the contrary in this Agreement.

        3.7    All payments to SEPRACOR pursuant to this Agreement shall be made by wire transfer, to Fleet Bank of Massachusetts, 75 State Street, Boston, Massachusetts 02109 (ABA #011000138) to Account No. [**]or such other bank or account as SEPRACOR may from time to time designate in writing.

ARTICLE 4—SALES

        4.1    Reasonable efforts    After MONO-PRODUCT is approved and launched into the Rx market according to a timetable established by UCB, UCB shall use reasonable efforts to sell MONO-PRODUCT within the TERRITORY and to promote the same to potential purchasers thereof, all in a manner consistent with the efforts used and decisions made by UCB in connection with other products of similar strategic and financial significance.

        4.2    Launch Date    UCB by itself and/or through a third party intends to launch MONO-PRODUCT into the Rx market at the most commercially advantageous time. UCB reserves for itself, however, the sole discretion of the timing of such launch. Both parties understand and agree that UCB shall not be required to launch before [**] and that UCB will generally keep SEPRACOR advised on a confidential basis of its proposed launch dates, if after [**].

ARTICLE 5—INTELLECTUAL PROPERTY RIGHTS

        5.1    Patent protection    SEPRACOR shall be responsible for maintaining and prosecuting at its own expense the SEPRACOR PATENTS.

        5.2    Registration of License    UCB shall be entitled to register the present license at any government offices if such registration is permissible or needed by law. SEPRACOR shall give UCB any powers and authorization necessary for this purpose. The expenses of such registrations shall be borne by UCB.

        5.3    Enforcement of SEPRACOR PATENTS

          (a)   UCB and SEPRACOR shall promptly inform each other in writing of any suspected infringement of any SEPRACOR PATENTS that come to their attention. SEPRACOR shall have the right, but not the obligation, to take legal action against third parties for infringement of any SEPRACOR PATENTS in the TERRITORY, and shall promptly notify UCB of its intention whether or not to initiate legal action within any such legally imposed timeframe [but in no event later than ten (10) days before any deadline for filing suit which, if missed, would prejudice UCB's exclusive rights under this Agreement (e.g. the 45-day deadline imposed under 21 USC 355(j)(5)(B)(iii))] or if no such legally imposed deadline within forty-five (45) days of written notice to the other party. If SEPRACOR takes such legal action within such timeframe, or if no timeframe, within thirty (30) days following notification of its intention to take such action, it shall have full control thereover. UCB shall have the right to consult with SEPRACOR and be represented by its own counsel at its own expense, and SEPRACOR shall in good faith consider UCB's interests in the conduct of any such suit. UCB shall have the right, but not the obligation, prior to commencement of an action brought by SEPRACOR, to join such action as a party; provided, however, that SEPRACOR shall retain control of such action as set forth above. UCB shall reasonably cooperate with SEPRACOR in any such action. In the event that UCB has been joined in the action, no settlement, consent judgment or other voluntary final disposition of the action may be entered into without the consent of UCB. If UCB has been joined in the action,

  SEPRACOR shall not enter into any consent judgment or other voluntary final disposition of the action or threatened action which affects UCB's exclusivity granted herein without the consent of UCB, prior to offering UCB the right to continue the action at its own cost and discretion.

          (b)   In case SEPRACOR notifies UCB that it will not take legal action against the infringer, or if SEPRACOR does not initiate legal action within the timeframes specified above, or in case SEPRACOR has not notified UCB of its decision to take action as prescribed in Section 5.3(a), UCB shall have the right, but not the obligation to undertake the same at its own cost and discretion, and any amounts recovered shall be retained by UCB. SEPRACOR will reasonably cooperate with UCB in any such action.

          (c)   The cost of an action brought by a party against an infringer shall be borne by the party bringing the action. Any amounts recovered shall, after deduction of the costs of litigation, including all legal costs and expenses incurred by UCB and/or SEPRACOR, be apportioned between UCB and SEPRACOR in the ratio of [**] in favor of UCB, provided however, that any recovered punitive, exemplary or other enhanced damages shall be apportioned equally between the parties.

        5.4    Infringement of third party rights    In the event of institution of an infringement action in the TERRITORY by a third party against UCB alleging infringement of any intellectual property rights of such third party in connection with the manufacture, use, promotion, co-promotion, distribution, offer for sale, sale or import of PRODUCT by UCB, UCB shall undertake the defense thereof at their own expense and discretion.

ARTICLE 6—REPRESENTATIONS AND WARRANTIES

        6.1   SEPRACOR warrants and represents to UCB that, as of the date of this Agreement:

          (a)   it has all right, title and interest in the SEPRACOR PATENTS;

          (b)   to the best of its knowledge, the SEPRACOR PATENTS issued as of the effective date of this agreement are valid and enforceable;

          (c)   it has not entered into any agreement, oral or written, with any third party preventing the use of the SEPRACOR PATENTS or the SEPRACOR KNOW-HOW in the TERRITORY by UCB;

          (d)   it possesses the necessary right, power and authority to enter into this Agreement;

          (e)   it is aware of no third party using or infringing all or any of the SEPRACOR PATENTS in derogation of the rights granted pursuant to this Agreement;

          (f)    it is aware of no third party claim to any rights in the SEPRACOR PATENTS or the SEPRACOR KNOW-HOW;

          (g)   it is aware of no pending interference or opposition proceeding or litigation or any communication which threatens an interference or opposition proceeding or litigation before any patent and trademark office, court, or any other governmental entity or court in any jurisdiction in regard to the SEPRACOR Patents;

          (h)   to its knowledge, there is no failure to comply with, no violation of or any default under, any law, permit or court order applicable to it which might have a material adverse effect on its ability to execute, deliver and perform this Agreement or on its ability to consummate the transactions contemplated hereby; and

          (i)    it neither owns nor controls any patents or pending patent applications not listed in Schedules 1.15(a) or 1.15(b) that would be infringed by the manufacture, use, promotion,

  co-promotion, distribution, offer for sale, sale or import of PRODUCT nor will it enforce against UCB any SEPRACOR patents that will restrict UCB's right under this Agreement to manufacture, have manufactured, use, promote, co-promote, distribute, offer for sale, sell, or import (i) MONO-PRODUCT or (ii) COMBINATION PRODUCT containing ACTIVE INGREDIENT, a leukotriene inhibitor and/or a decongestant as its sole active substances.

        6.2   UCB warrants and represents to SEPRACOR that, as of the date of this Agreement:

          (a)   it possesses the necessary right, power and authority to enter into this Agreement;

          (b)   to its knowledge, there is no failure to comply with, no violation of or any default under, any law, permit or court order applicable to it which might have a material adverse effect on its ability to execute, deliver and perform this Agreement or on its ability to consummate the transactions contemplated hereby;

          (c)   that it is not a party to, and during the term of this Agreement will not enter into any agreements, oral or written, that are inconsistent with its obligations under this Agreement; and

          (d)   it is aware of no third party using or infringing all or any of the SEPRACOR PATENTS in derogation of the rights granted pursuant to this Agreement.

ARTICLE 7—CONFIDENTIALITY

        7.1   Each party ("Receiving Party") acknowledges that any information supplied to it by the other party ("Disclosing Party") under this Agreement is confidential and undertakes to keep secret any such confidential information. The Receiving Party shall not, without the Disclosing Party's prior written consent, disclose the confidential information to any third party other than AFFILIATES, sublicensees or co-promotion partners nor use the same for any purpose other than the exercise of its rights and/or fulfillment of its obligations under the terms of this Agreement.

        7.2   The Receiving Party shall ensure that each of its employees to whom any such information is disclosed is made aware prior to such disclosure of the restrictions herein contained and that such employees observe such restrictions.

        7.3   The obligations of Section 7.1 shall have no application when and to the extent that confidential information: was known to the receiving party prior to receipt from the disclosing party; was generally available to the trade or to the public prior to receipt thereof from the disclosing party; through no act on the part of the receiving party, hereafter becomes information generally available to the trade or to the public; corresponds in substance to information received in good faith by the receiving party from a third party and is not subject to an obligation of confidentiality owed by the third party to the disclosing party; is hereafter independently developed by an employee or agent of the receiving party without reference to information received hereunder; or is required to be disclosed by law, regulation, or other act of governmental or judicial authority, provided, however, that the receiving party shall give prompt notice to the disclosing party of any such required disclosure in order to afford the disclosing party an opportunity to oppose or limit the required disclosure.

        7.4   Nothing in this Article 7 shall prevent UCB or its sublicensees from exercising their rights granted under or pursuant to this Agreement.

ARTICLE 8—TERM AND TERMINATION

        8.1    Term    This Agreement shall be effective on the date of last signature hereof and shall continue on a product by product basis for the duration of the last to expire of the SEPRACOR PATENTS covering such products.

        8.2    Termination by either party    In addition to other termination rights provided in this Agreement, either Party may terminate this Agreement on written notice to the other party, effective immediately:

          (i)    if the other Party commits a material breach of any of its obligations under this Agreement which is not cured within ninety (90) days of written notice from the other Party specifying the breach. Such right of termination shall be without prejudice, and in addition to any other remedy the non-defaulting Party may have at law or in equity due to the other Party's breach of its obligations hereunder; or

          (ii)   if the other party is dissolved or liquidated, files or has filed against it a petition under any bankruptcy or insolvency law, makes an assignment for the benefit of its creditors or has a receiver appointed for all or substantially all if its property.

        8.3    Termination by SEPRACOR    SEPRACOR shall have the right to terminate this Agreement, effective immediately, if after the effective date, UCB, its AFFILIATES, sublicensees or assigns, or any third party which SEPRACOR can demonstrate acted on behalf of UCB, its AFFILIATES, sublicensees or assigns, persists, despite a written notice sent by SEPRACOR, in any proceeding or action alleging invalidity or unenforceability of SEPRACOR PATENT in the TERRITORY, or non-infringement of SEPRACOR PATENT by any UCB MONO-PRODUCT, before any court, administrative or other government agency, or patent authority in the TERRITORY, or initiates or participates, unless under court order, in any such proceeding or action before any court, administrative or other government agency, or patent authority in the TERRITORY.

        8.4    Termination by UCB    UCB shall have the right to terminate this Agreement at any time upon six (6) months prior written notice to SEPRACOR. All rights and licenses granted by SEPRACOR to UCB shall be revoked and reconveyed, upon termination, to SEPRACOR and UCB shall have no right to any continued use of the licensed technology. All SEPRACOR know-how and written proprietary information communicated to UCB shall be reconveyed to SEPRACOR.

ARTICLE 9—EFFECTS OF TERMINATION

        9.1    No relief    Expiration or termination of this Agreement in whole or in part shall not relieve the parties of the obligation to pay any amounts owing between them nor shall it relieve the parties of their obligations under Articles 7, 9, 10 and 11, and any other Article providing for its survival, which shall survive such expiration or termination, in accordance with their terms.

        9.2    Stocks    On termination of this Agreement for any reason whatsoever SEPRACOR shall grant UCB sufficient time (which period of time shall not exceed twelve months) to sell its existing stocks of PRODUCT including stock on order at that time (subject to payment of the applicable royalty obligations of this Agreement).

        9.3    Bankruptcy    All rights and licenses granted under or pursuant to this Agreement by SEPRACOR to UCB are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The parties agree UCB, as a licensee of such rights and licenses, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event that any proceeding shall be instituted by or against SEPRACOR seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or it shall take any action to authorize any of the foregoing actions (each a "Proceeding"), UCB shall have the right to retain and enforce its rights under this Agreement, including the following rights:

          (i)    the right to continue to use the SEPRACOR Patents and SEPRACOR Know-How and all versions and derivatives thereof, and all documentation and other supporting material related thereto, in accordance with the terms and conditions of this Agreement; and

          (ii)   the right to a complete duplicate of (or complete access to, as appropriate) all SEPRACOR Patents and SEPRACOR Know-How and all embodiments of such, and the same, if not already in UCB's possession, shall be promptly delivered to UCB (a) upon any such commencement of a Proceeding upon written request therefor by UCB, unless SEPRACOR elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of SEPRACOR upon written request therefor by UCB; and

          (iii)  the right to obtain from SEPRACOR all documentation and other supporting materials related to the SEPRACOR Patents, SEPRACOR IMPROVEMENT PATENTS and SEPRACOR Know-How and all versions and derivatives thereof.

ARTICLE 10—GOVERNING LAW—JURISDICTION

        This Agreement shall be ruled and interpreted according to the laws of the State of Delaware, without reference to conflict of law principles.

ARTICLE 11—GENERAL PROVISIONS

        11.1    Force majeure    Any delays in, or failure of performance of, any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required ("Force Majeure"), provided that any such delay shall not extend for more than ninety (90) days; if such event causes or is reasonably anticipated to cause delay in performance for more than ninety (90) days, then either party may terminate this Agreement, effective upon written notice to the other party, provided:

          (i)    The party asserting the Force Majeure shall promptly notify the other party of the event constituting Force Majeure and of all relevant details of the occurrence and where appropriate an estimate of how long such Force Majeure event shall continue.

          (ii)   If such Force Majeure event continues thereafter and in any event, the parties shall consult with each other in order to find a fair solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

        11.2    Assignment—Subcontracting    This Agreement and each and every covenant, term and condition herein is binding upon and enures to the benefit of the parties hereto and their respective successors.

        Neither Party may without the prior written approval of the other, such approval not to be unreasonably withheld, assign this Agreement in whole or in part to any party other than its respective AFFILIATE, provided, however, either party may, without such approval, assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. In the interest of clarity, the Parties agree that UCB may sublicense or enter into a co-promotion or co-marketing agreement with any third party without consent from SEPRACOR but shall provide notice to SEPRACOR.

        Any assignment of this Agreement, in whole or in part, in violation of this Section 11.2 shall be void.

        In the event of subcontracting to an AFFILIATE or assignment, the respective AFFILIATE or assignee shall be bound by the provisions of this Agreement.

        11.3    Indemnification

          (a)   UCB agrees to defend, indemnify and hold harmless SEPRACOR, its successors and assigns, and its officers, directors, employees, stockholders, agents, AFFILIATE and any person who controls any of such persons (an "Indemnified SEPRACOR Party"), at UCB's cost and expense, from and against any and all liabilities, claims, demands, judgments, losses, costs, damages, fees or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified SEPRACOR Party in connection therewith) (collectively, "Damages") that such Indemnified SEPRACOR Party may sustain, suffer or incur arising out of or in connection with claims by a third party alleging infringement of any intellectual property rights of such third party in connection with the manufacture, use, or sale of PRODUCT, and any actual or alleged injury, damage, death or other consequence occurring to any person as a result, directly or indirectly, of the possession, use or consumption of any PRODUCT, whether claimed by reason of breach of warranty, negligence, PRODUCT defect or otherwise, and regardless of the form in which any such claim is made.

          (b)   SEPRACOR shall defend, indemnify and hold harmless UCB its successors and assigns, and its officers, directors, employees, stockholders, agents, AFFILIATES and any person who controls any of such persons (an "Indemnified UCB Party") at SEPRACOR's cost and expense from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified UCB Party in connection therewith) (collectively, "Damages") that such Indemnified UCB Party may sustain, suffer or incur to the extent that such Damages are attributed to it from any breach of any representation, warranty, covenant or agreement of SEPRACOR contained in this Agreement or from any action(s) by SEPRACOR with respect to any SEPRACOR PATENT.

          (c)   The indemnification obligations provided for in this Section 11.3 shall be contingent upon the following additional terms and conditions:

            (i)    the party claiming indemnification shall have promptly given the indemnifying party timely notice of the facts giving rise to such claim and reasonable co-operation, information and assistance in connection therewith;

            (ii)   the indemnifying party shall have sole control and authority with respect to the defense, settlement or compromise of the claim against the indemnified party.

          (d)   NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, EXCEPT FOR THE INDEMNIFICATION PROVISIONS IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER OF THIS

  AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY.

        11.4    Publicity    SEPRACOR and UCB shall jointly issue a press release promptly after the execution hereof concerning this Agreement, which press release shall be agreed to between the parties prior to issue. A party may not publicize or disclose the existence of this Agreement of the terms or conditions hereof without the prior written consent of the other party, except in furtherance of the exercise of the rights to assign to a third party under Section 11.2 hereof. Nothing in the foregoing, however, shall prohibit a party from making such disclosures to the extent deemed necessary by counsel under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange, provided same is accurate and complete. In such event, however, the disclosing party shall consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

        11.5    Headings    Headings are inserted for convenience and shall not affect the meaning or interpretation of this Agreement or any article thereof.

        11.6    Waiver    No waiver of any default hereunder by either party or any failure to enforce any rights hereunder shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof.

        11.7    Severability    Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

        11.8    Notices    All notices given by one party to the other party shall be in writing. They shall be deemed given the sooner of receipt or three business days after having been posted.

        They shall be addressed to the addresses indicated on the first page of this Agreement:

if to UCB:	UCB S.A.
Attn: Executive V.P. Global Operations
With a copy to:	UCB S.A.
Attn: Executive V.P. & General Counsel
if to SEPRACOR:	SEPRACOR Inc.
Attn: President

  or to the latest address of such party as shall have been communicated in writing to the other party.

        11.9    Entire agreement    This Agreement and the Schedules hereto constitute the whole understanding between the parties on the subject matter hereof and shall prevail on any other terms. Any amendment or modification to this Agreement shall only be made in writing and shall only be valid when signed by both parties.

        11.10    Independent Contractor    The activities to be performed by either Party hereunder are undertaken by it as an independent contractor and not as an agent of the other Party. Neither Party shall at any time, enter into or incur, or hold itself out to third parties as having authority to enter into or incur on behalf of the other Party, any commitments, expenses or liabilities whatsoever. It is not the intent of the Parties hereto to form any partnership or joint venture and it is understood and agreed that no such partnership or joint venture shall be created by this Agreement.

        11.11    Notification and Authorization Under Drug Price Competition and Patent term Restoration Act

          (a)    Notices Relating to the Act.    SEPRACOR shall notify UCB of each notice pertaining to any patent included among the SEPRACOR which SEPRACOR receives as patent owners pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (hereinafter the "Act"), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an abbreviated NDA or a "paper" NDA. Such notices shall be given promptly, but in any event within ten (10) days of receipt of each such notice pursuant to the Act.

          (b)    Authorization Relating to Patent Term Extension.    SEPRACOR hereby authorizes UCB (a) to include in any NDA for a PRODUCT, as UCB may deem appropriate under the Act, a list of patents included among the SEPRACOR PATENTS that relate to such PRODUCT and such other information as UCB in its reasonable discretion believes is appropriate to be filed pursuant to the Act; and (b) in consultation with SEPRACOR, to exercise any rights that may be exercisable by SEPRACOR as patent owners under the Act to apply for an extension of the term of any patent included among the SEPRACOR PATENTS. SEPRACOR agrees to cooperate with UCB or its sublicensees, as applicable, in the exercise of the authorizations granted herein or which may be granted pursuant to this Section 11.11 and will execute such documents and take such additional action as UCB may reasonably request in connection therewith.

          (c)    SEPRACOR    shall undertake at its cost and expense to file any relevant information in order to ensure appropriate listing of the relevant SEPRACOR patents in the Orange Book relating to PRODUCT, provided that UCB notifies SEPRACOR promptly upon approval of PRODUCT and provides SEPRACOR promptly after approval with a copy of the approved labeling for PRODUCT.

        11.12    Further Actions    Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Done in two copies, each party having received its copy.

UCB S.A.	SEPRACOR Inc.
/S/ R. Doliveux	/S/ W. J. O'Shea

Name: R. Doliveux	Name: W. J. O'Shea
Title: CEO	Title: President and CEO
Place: Brussels	Place: Marl. MA. USA
Date: 17th Feb 2006	Date: 16th Feb 2006

/S/ Robert J. Trainor

Name: Robert J. TRAINOR
Title: Executive Vice-President & General Counsel
Place: Brussels, Belgium
Date: February 17, 2006

Schedule 1.11(a)
To the US License Agreement for Levocetirizine
between UCB S.A. and SEPRACOR INC.

BASIC PATENTS

Issued Patents

Our Reference Number	Patent Number	Filling Date	Issue Date	Title
P 057C	US 5,698,558	January 27, 1997	December 16, 1997	Methods for Treating Allergic Disorders Using Optically Pure (-) Cetirizine

Schedule 1.11(b)
To the US License Agreement for Levocetirizine
between UCB S.A. and SEPRACOR INC.

COMBINATION PATENTS

Issued Patents

Our Reference Number	Patent Number	Filling Date	Issue Date	Title
P 139A	6,384,038	April 14, 1998	May 7, 2002	Methods and Compositions Using Cetirizine in Combination with Leukotriene Inhibitors or Decongestants
P 139B	6,790,849	March 26, 2002	September 14, 2004	Methods and Compositions Using Optically Pure (-) Cetirizine in Combination with Leukotriene Inhibitors or Decongestants

Pending Applications

Our Reference Number	Application Number	Filling Date	Issue Date	Title
[**]	[**]	[**]	[**]	[**]

QuickLinks

U.S. LICENSE AGREEMENT FOR LEVOCETIRIZINE
WITNESSETH
ARTICLE 1—DEFINITIONS
ARTICLE 2—OBJECT OF THE AGREEMENT
ARTICLE 3—ROYALTIES
ARTICLE 4—SALES
ARTICLE 5—INTELLECTUAL PROPERTY RIGHTS
ARTICLE 6—REPRESENTATIONS AND WARRANTIES
ARTICLE 7—CONFIDENTIALITY
ARTICLE 8—TERM AND TERMINATION
ARTICLE 9—EFFECTS OF TERMINATION
ARTICLE 10—GOVERNING LAW—JURISDICTION
ARTICLE 11—GENERAL PROVISIONS
Schedule 1.11(a) To the US License Agreement for Levocetirizine between UCB S.A. and SEPRACOR INC.
BASIC PATENTS
Issued Patents
Schedule 1.11(b) To the US License Agreement for Levocetirizine between UCB S.A. and SEPRACOR INC.
COMBINATION PATENTS
Issued Patents
Pending Applications